Exhibit 99.1

Protara Therapeutics Announces Appointment of Barry P. Flannelly to Board of Directors

NEW YORK, NY – July 24, 2020 - Protara Therapeutics, Inc. (Nasdaq: TARA), a clinical stage company developing treatments for rare and specialty diseases with significant unmet needs, today announced the appointment of Barry P. Flannelly, Pharm.D, to its Board of Directors. Dr. Flannelly, who currently serves as Executive Vice President, General Manager, North America, at Incyte, brings to Protara over 20 years of commercial and business development leadership experience across numerous leading pharmaceutical and biotech companies. Dr. Flannelly will replace Scott Braunstein, M.D., who resigned from the Board to focus on his role as Chief Executive Officer at Marinus Pharmaceuticals.

“It is a pleasure to welcome Barry to our Board of Directors at this exciting juncture for Protara as we continue to advance our diverse pipeline of potentially transformative therapies in multiple underserved areas,” said Jesse Shefferman, Chief Executive Officer of Protara. “We look forward to leveraging his vast commercial and operational expertise as we begin to lay the groundwork for a potential path to market in the U.S. for our lead program, TARA-002, for the treatment of lymphatic malformations. I would also like to thank Scott for his contributions and insights in helping to build Protara into the company we are today and wish him well in all of his future endeavors.”

“It has been a privilege to serve alongside the talented Protara management team and my fellow Board members over the past two years, a time during which the Company evolved significantly into the exciting organization it is today with multiple opportunities for growth,” said Dr. Braunstein. “I wish the Company continued success in executing on its mission to advance transformative therapies for people with rare and specialty diseases.”

“Protara is a unique opportunity in the biopharmaceutical landscape, with a promising portfolio, experienced leadership team and multiple late-stage assets,” said Dr. Flannelly. “I look forward to contributing to the Company’s mission to become a leader in the rare and specialty disease space.”

Dr. Flannelly joined Incyte as Executive Vice President, Business Development and Strategic Planning, in August 2014 and was appointed General Manager, U.S., in June 2015. He began his career in the pharmaceutical and biotech industry at Rhone-Poulenc Rorer in 1997, which later became Sanofi-Aventis. Dr. Flannelly has held roles of increasing responsibility in medical affairs, strategic planning, and commercial operations at Novartis Pharmaceuticals Corporation, Abraxis Oncology, Onyx Pharmaceuticals, Inc., and Nektar Therapeutics. Throughout his career, he has led the successful launch of several products in the U.S. and worldwide for oncology indications including breast, prostate, lung, and gastric cancers. Prior to joining the industry, Dr. Flannelly served as Manager of Pharmacy Services at The Johns Hopkins Oncology Center. He earned his Doctor of Pharmacy from the University of Maryland School of Pharmacy, his Master’s in Business Administration from the University of Baltimore, and his Bachelor of Science in Pharmacy from Massachusetts College of Pharmacy.

About Protara Therapeutics, Inc.

Protara is committed to identifying and advancing transformative therapies for people with rare and specialty diseases who have limited treatment options. Protara’s portfolio includes its lead program, TARA-002, an investigational cell-based therapy being developed for the treatment of lymphatic malformations, and IV Choline Chloride, an investigational phospholipid substrate replacement therapy for the treatment of IFALD. For more information, visit www.protaratx.com

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Protara’s business strategy, Dr. Flannelly’s expected role on Protara’s Board of Directors, the contribution of Dr. Flannelly’s experience in helping Protara achieve its strategic objectives, and Protara’s development plans for its lead program, TARA-002, and for IV Choline Chloride. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to Protara’s development programs, including the initiation and completion of non-clinical studies and clinical trials and the timing of required filings with the FDA and other regulatory agencies; uncertainties related to the actual impacts and length of such impacts caused by the COVID-19 pandemic; having to use cash in ways or on timing other than expected; and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Protara’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Protara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

Blaine Davis
Protara Therapeutics
Blaine.Davis@protaratx.com
646-844-0337